Exhibit 99.1
Press Release
Asyst Technologies Disputes Notice of Default Related to Its Convertible Subordinated Notes
FREMONT, Calif.—(BUSINESS WIRE)—Aug. 23, 2006—Asyst Technologies, Inc. (Nasdaq: ASYT — News), announced today that on August 16, 2006, it received a letter from U.S. Bank National Association, as trustee under the Indenture related to Asyst’s 5 3/4% Convertible Subordinated Notes due 2008, which asserts that Asyst is in default under the Indenture because of the previously announced delays in filing its Form 10-K for the fiscal year ended March 31, 2006 and Form 10-Q for the fiscal quarter ended June 30, 2006.
The letter states that this asserted default is not an “Event of Default” under the Indenture if the company cures the default within 60 days after receipt of this notice, or the default is waived by the holders of a majority in aggregate principal amount of the notes outstanding. If an Event of Default were to occur, the holders of the notes, of which $86.3 million principal amount is outstanding, may accelerate maturity of the notes.
Asyst does not agree with the trustee’s assertion that the delayed filing of the annual and quarterly reports is a default, and reserves its rights to contest this and other aspects of asserted default in the letter.
Contact:
Asyst Technologies
John Swenson, 510-661-5000
Source: Asyst Technologies, Inc.